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                 MSGI Acquires Future Developments America Inc.

     - Elite Covert Electronic Security Specialists Represent First Stage Of Technology Focused Acquisition Strategy -

New York, New York, April 12, 2004 - Media Services Group, Inc. (Nasdaq: MSGI) today announced it has acquired majority ownership in Future Developments America, Inc., (FDA) representing the first in a series of contemplated technology based acquisitions. The terms of the (all cash) transaction were not immediately released.

FDA and their Canadian affiliate, purposefully maintains a low public profile but is gaining rapid recognition in the world of law enforcement and intelligence as an increasingly valuable technology partner. FDA specializes in the development of application specific and custom-tailored restricted-access intelligence products, systems and proprietary solutions. Eligible clientele includes entities such as homeland security, law enforcement, military and intelligence operations supporting anti-terrorism and national security interests.

Executives of FDA, with a nineteen-year solid reputation in the electronics industry, made a strategic transition six years ago to primarily serve the law enforcement and military intelligence communities. Their advanced designs have already gained international recognition. The company now based in New York, Washington, DC and Calgary has focused their operations expertise on becoming a world leading electronics solutions provider in the field of covert and environmentally adapted high-performance observation and surveillance systems, tools and training.

After an extensive development cycle, Future Developments LTD, the Canadian affiliate, has produced a breakthrough surveillance technology that now opens countless new opportunities for digital wireless transmission with virtually no chance of enemy decoding. The impact on `human intelligence gathering' should be significant. The new generation technology and its subsequent spin-offs should raise to a higher level this major platform for addressing national security, anti-terrorism and organized crime issues. Formerly thought to be `impossible to engineer, given current technology', military sources recently stated the belief that this technology is at least two years ahead of the nearest competitor. FDA has the exclusive United States rights to such technology. Although exact dates for initial deployment of the devices cannot be disclosed for obvious security reasons, market results are expected to begin to appear during our first fiscal quarter beginning July 1, 2004.

Jeremy Barbera, Chairman and CEO commented, "We are excited to begin our acquisition strategy with a unique technology-based developer of products and services which have already proven vital to the critical needs of the security industries. The recent successful sale of our Los Angeles operations has provided the catalyst for MSGI to build a global combination of innovative businesses that leverage information and technology."

"We are optimistic that FDA should generate revenues in excess of $10 million for the fiscal year ending June 30, 2005 yielding double-digit pretax income. MSGI has also entered into a letter of intent to acquire majority ownership of Future Developments Ltd, the Canadian affiliate, which is presently engaged in developing an industrial sector platform. FDA plans on forming a European subsidiary to extend their expertise by providing covert electronic surveillance systems to NATO nations. In a world increasingly plagued by terrorism, we are in urgent need of the best available resources to combat these forces. FDA represents a key component in the effort to strengthen the intelligence network", added Mr. Barbera.


About Media Services Group, Inc.
--------------------------------

Media Services Group, Inc. (Nasdaq: MSGI) is a proprietary solutions provider in the process of developing a global combination of innovative businesses that leverage information and technology. MSGI is principally focused on the media and entertainment sector and the securities industry. General Electric Company has been the largest shareholder of the Company since 1997. The corporate headquarters is located at 575 Madison Avenue, New York, NY 10022, with regional offices in Washington D.C. and Calgary. The corporate telephone is:
917-339-7134. Additional information is available on the Company's website: http://www.mediaservices.com.
-----------------------------

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, consumer spending levels and other factors could cause actual results to differ materially from the Company's expectations.